                                 EXHIBIT 11.01

                          CONSOLIDATED PRODUCTS, INC.

                       COMPUTATION OF EARNINGS PER SHARE



NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Primary and fully diluted earnings per common and common equivalent share are computed by dividing net earnings by the weighted average number of common shares and common equivalent shares. Common equivalent shares include shares subject to purchase under stock options.

Net earnings per common and common equivalent share and weighted average shares and equivalents for the sixteen and twenty-eight weeks ended April 10, 1996 have been restated to give effect to the 10% stock dividend declared on December 18, 1996.

The following table presents information necessary to calculate net earnings per common and common equivalent share:

                                                     SIXTEEN                 TWENTY-EIGHT
                                                   WEEKS ENDED                WEEKS ENDED
                                           --------------------------   -------------------------
                                              APRIL 9       APRIL 10      APRIL 9       APRIL 10
                                               1997           1996         1997           1996
                                            -----------   -----------   -----------   -----------
Primary:

Weighted average shares outstanding          15,448,480    15,152,346    15,414,231    15,100,742

Share equivalents                               285,501       340,396       287,149       361,911
                                            -----------   -----------   -----------   -----------
Weighted average shares and equivalents      15,733,981    15,492,742    15,701,380    15,462,653
                                            -----------   -----------   -----------   -----------
                                            -----------   -----------   -----------   -----------

Fully Diluted:

Weighted average shares outstanding          15,448,480    15,152,346    15,414,231    15,100,742

Share equivalents                               285,501       380,461       308,457       402,866
                                            -----------   -----------   -----------   -----------

Weighted average shares and equivalents      15,733,981    15,532,807    15,722,688    15,503,608
                                            -----------   -----------   -----------   -----------
                                            -----------   -----------   -----------   -----------

Net earnings:

Net earnings for primary and fully diluted
earnings per share computation              $ 3,803,255   $ 2,825,616   $ 7,032,460  $ 5,579,547
                                            -----------   -----------   -----------  -----------
                                            -----------   -----------   -----------  -----------


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